Exhibit 99.1

For Immediate Release:	August 14, 2012

Home BancShares, Inc. and Centennial Bank Announce

Agreement With Premier Bank Holding Company

Conway, AR – On August 14, 2012, Centennial Bank, wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB) entered into an Asset Purchase Agreement with Premier Bank Holding Company (“PBHC”), a Florida corporation and bank holding company. This transaction is pursuant to the terms of and subject to the conditions set forth in the agreement and dependent on regulatory and legal process. Centennial Bank has agreed to purchase all of the issued and outstanding shares of common stock of PBHC’s wholly-owned subsidiary, Premier Bank, a Florida state-chartered bank that operates in the Tallahassee, Florida area.

“We are excited about the opportunity to expand our footprint in the Tallahassee area,” said John W. Allison, Chairman of Home BancShares. “This is a great fit and allows us to provide expanded service to our current customers. If approved, Premier customers will now have access to 28 Centennial locations throughout the Florida Panhandle.” Centennial Bank plans to acquire six new locations in Tallahassee and the surrounding area.

“Premier Bank customers and the community it serves will greatly benefit from this transaction with Centennial Bank since it places our bank in very strong hands. By integrating the footprint and loyalty we have built over the last two decades at Premier Bank with the capital strength and resources of Centennial Bank, the transaction represents a win-win for Premier Bank customers, Centennial Bank customers, and the Tallahassee market,” said Matt Brown, President and CEO of Premier.

The closing of the acquisition is expected to occur in fourth quarter of 2012 and is subject to a court approved final sale order relating to the acquired assets; in addition to approval of appropriate regulatory authorities.

Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, the Florida Panhandle and south Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

For more information contact:

Tracy French

TFrench@my100bank.com